Titan Machinery Inc. Announces Results for Fiscal Fourth Quarter and Full Year Ended January 31, 2014
-Full Year 2014 Revenue of $2.23 Billion within Guidance Range and Adjusted EPS of $0.78 Exceeds Guidance Range -
-Company Achieves Fourth Quarter Inventory Reduction Target –
-Company Recognizes Non-Cash Impairment Charge and a Tax Valuation Allowance in the Fourth Quarter -
-Company Issues Annual Fiscal 2015 Guidance and Expects to Generate Non-GAAP Operating Cash Flow of $60 to $80 Million in Fiscal 2015 -
West Fargo, ND – April 10, 2014 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal fourth quarter and full year ended January 31, 2014.

Fiscal 2014 Fourth Quarter Results

For the fourth quarter of fiscal 2014, revenue was $708.6 million, compared to $784.5 million in the fourth quarter last year. Equipment sales were $587.9 million for the fourth quarter of fiscal 2014, compared to $679.0 million in the fourth quarter last year. Parts sales were $61.4 million for the fourth quarter of fiscal 2014, compared to $53.5 million in the fourth quarter last year. Revenue generated from service was $36.6 million for the fourth quarter of fiscal 2014, compared to $34.2 million in the fourth quarter last year. Revenue from rental and other increased to $22.8 million for the fourth quarter of fiscal 2014 from $17.8 million in the fourth quarter last year.

Gross profit for the fourth quarter of fiscal 2014 was $97.0 million, compared to $104.5 million in the fourth quarter last year. The Company’s gross profit margin was 13.7% in the fourth quarter of fiscal 2014, compared to 13.3% in the fourth quarter last year. Gross profit from parts and service for the fourth quarter of fiscal 2014 was 41% of overall gross profit and increased to $39.5 million from $35.5 million in the fourth quarter last year. Solid performance from parts and service was offset by lower equipment sales and margins.

Operating expenses were 10.9% of revenue or $77.1 million for the fourth quarter of fiscal 2014, compared to 9.2% of revenue or $72.2 million for the fourth quarter of last year. The increase in operating expenses as a percentage of revenue reflects higher operating expenses related to expanding the distribution network in the Company’s Construction and International footprint as well as negative operating leverage resulting from decreased same-store sales.

In the fourth quarter of fiscal 2014, the Company is recognizing a non-cash impairment charge of $10.0 million (or $6.1 million after-tax), primarily related to goodwill and other intangible assets associated with certain of the Company's underperforming dealerships in the Construction and International segments.

Floorplan interest expense increased to $4.8 million for the fourth quarter of 2014 compared to $4.3 million for the same period last year due to increased levels of interest-bearing equipment inventory.

Pre-tax income for the fourth quarter of fiscal 2014 was $2.8 million. Excluding the aforementioned non-cash impairment charge, adjusted pre-tax income for the fourth quarter of fiscal 2014 was $12.8 million, for a pre-tax margin of 1.8%. This compares to pre-tax income of $25.8 million, for a pre-tax margin of 3.3%, in the fourth quarter last year. Pre-tax Agriculture segment income was $25.1 million for the fourth quarter of fiscal 2014, compared to pre-tax income of $33.7 million in the fourth quarter last year. Adjusted pre-tax Construction segment loss was $8.2 million for the fourth quarter of fiscal 2014, compared to a loss of $5.5 million in the fourth quarter last year. In the fourth quarter of fiscal 2014, adjusted pre-tax International segment loss was $2.3 million, compared to a loss of $0.9 million in the fourth quarter last year.

Net loss attributable to common stockholders for the fourth quarter of fiscal 2014 was $0.4 million, or a loss per diluted share of $0.02. This net loss includes the after-tax impairment charge of $6.1 million and tax valuation allowance on certain deferred tax assets of its International dealerships of $1.7 million. Excluding these non-cash items, totaling $7.8 million (or $0.37 per share), adjusted net income attributable to common stockholders for the fourth quarter of fiscal 2014 was $7.4 million, or $0.35 per diluted share. This compares to net income attributable to common stockholders of $15.4 million, or $0.73 per diluted share, in the fourth quarter last year.

Fiscal 2014 Full Year Results

For the full year ended January 31, 2014, revenue increased 1.3% to $2.23 billion from $2.20 billion last year. Gross profit margin for fiscal 2014 was 15.6%, compared to 15.4% last year. Pre-tax income for the fiscal 2014 was $18.4 million. Excluding the aforementioned non-cash impairment charge of $10.0 million, adjusted pre-tax income was $28.4 million, for a pre-tax margin of 1.3%. This compares to pre-tax income of $70.7 million, or a pre-tax margin of 3.2%, last year. GAAP net income attributable to common stockholders for fiscal 2014 was $8.7 million, or $0.41 per diluted share. Adjusted net income attributable to common stockholders for fiscal 2014 was $16.5 million, or $0.78 per diluted share. This compares to $42.0 million, or $2.00 per diluted share, last year.

Balance Sheet

The Company ended fiscal 2014 with cash of $74.2 million. During the fourth quarter of fiscal 2014, the Company’s equipment inventory level was reduced by $102 million, which is in line with expectations stated on the December earnings call. The Company’s inventory level was $1.08 billion as of January 31, 2014, compared to $1.18 billion as of October 31, 2013, and $0.93 billion at January 31, 2013. This decrease in inventory since the third quarter of fiscal 2013 reflects reduced levels of new equipment due to the seasonal nature of inventory stocking and end of year sales cycle, as well as the results of management’s efforts to reduce the overall level of equipment inventory. The Company had available $410.7 million of its $1.2 billion total discretionary floorplan lines of credit as of January 31, 2014.

First Quarter Fiscal 2015 Construction Segment Realignment and Consolidation

To better align its Construction and rental businesses in certain markets, the Company will be reducing its Construction related headcount by approximately 11.7% primarily through the consolidation and closing of 7 Construction stores in Bozeman, Big Sky and Helena, Montana; Cheyenne, Wyoming; Clear Lake, Iowa; Flagstaff, Arizona; and Rosemount, Minnesota. The Company is also consolidating one Agriculture store in Oskaloosa, Iowa, into an existing Titan agriculture dealership. The Company will also have staff reductions at other dealerships and reductions in support staff at its Shared Resource Center. Overall, the realignment, combined with other staff reductions, will amount to a total of 4.5% of the Company’s total headcount. The closing and severance costs related to this realignment will be realized in the first quarter of fiscal 2015 and are anticipated to be approximately $4.2 million pre-tax or $0.12 per share. The pro forma benefit to fiscal 2015 earnings per share of this realignment, not including the aforementioned first quarter charge, is estimated to be approximately $0.12 per share.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “Our top line results for fiscal 2014 were within our expectations and our adjusted net income and earnings per share exceeded our guidance range. In the fourth quarter, our parts and service business performed well, while our equipment sales and margins continued to experience challenges due to industry headwinds across our segments. We achieved our equipment inventory reduction targets in the fourth quarter, which is an important step in enabling us to improve our cash flow in coming quarters.”

Mr. Meyer continued, “We are confident the realignment we are implementing during the first quarter of fiscal 2015 will position our Construction segment for improved pre-tax profits and enable us to better serve our Construction and rental customer base going forward. While we are not satisfied with the recent overall performance of our Construction business, the changes we are making will enhance the overall performance of this segment.

“As we begin fiscal 2015, we continue to believe that our Construction and International segments are important parts of our long-term growth opportunities. We remain focused on managing the controllable aspects of our business, including taking steps to further reduce our inventory levels. We are confident that these improvements, combined with our proven operational strength, will help drive strong cash flow from operations in fiscal 2015 and enable us to navigate macroeconomic conditions and better position our business for future opportunities.”

Fiscal 2015 Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of each customer's business. For the full year ending January 31, 2015, the Company expects revenue to be in the range of $1.95 billion to $2.15 billion. The Company expects adjusted net income attributable to common stockholders to be in the range of $14.8 million to $21.1 million, and adjusted earnings per diluted share to be in the range of $0.70 to $1.00 based on estimated weighted average diluted common shares outstanding of 21.1 million.

The Company expects GAAP net income attributable to common stockholders to be in the range of $12.2 million to $18.6 million, and GAAP earnings per diluted share to be in the range of $0.58 to $0.88 based on estimated weighted average diluted common shares outstanding of 21.1 million. GAAP net income and earnings per diluted share guidance includes the impact of the $4.2 million pre-tax charge, or $0.12 per diluted share, associated with the Company’s realignment that it expects to realized in the first quarter of fiscal 2015.

The Company expects to generate Non-GAAP cash flow from operations in the range of $60.0 million to $80.0 million for fiscal 2015. This reflects an improvement of $110.8 million to $130.8 million compared to Non-GAAP cash flow from operations of $(50.8) million in fiscal 2014. The primary driver of the improved cash flow is the Company’s anticipated reduction in equipment inventory level of approximately $250 million in fiscal 2015.

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 500-6950 from the U.S. International callers can dial (719) 457-2083. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, April 24, 2014, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 8916667.

Non-GAAP Financial Measures

Within this announcement, the Company makes reference to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. These adjusted measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company for the periods being reported. The presentation of this additional information is not meant to be considered a substitute for measures prepared in accordance with GAAP.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 96 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including three outlet stores, and 16 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding Construction segment initiatives and improvements, Agriculture segment revenue realization, growth and profitability expectations, acquisition expectations, leverage expectations, and the expected results of operations for upcoming quarters and the fiscal year ending January 31, 2015, including components of such expected results of operations, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.
John Mills, jmills@icrinc.com
Partner
310-954-1105

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	January 31, 2014	January 31, 2013
Assets
Current Assets
Cash	$74,242	$124,360
Receivables, net	97,894	121,786
Inventories	1,075,978	929,216
Prepaid expenses and other	24,740	8,178
Income taxes receivable	851	503
Deferred income taxes	13,678	8,357
Total current assets	1,287,383	1,192,400
Intangibles and Other Assets
Noncurrent parts inventories	5,098	3,507
Goodwill	24,751	30,903
Intangible assets, net of accumulated amortization	11,750	14,089
Other	7,666	8,534
Total intangibles and other assets	49,265	57,033
Property and Equipment, net of accumulated depreciation	228,000	194,641
Total Assets	$1,564,648	$1,444,074

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$23,714	$28,282
Floorplan payable	750,533	689,410
Current maturities of long-term debt	2,192	10,568
Customer deposits	61,286	46,775
Accrued expenses	36,968	29,590
Income taxes payable	344	310
Total current liabilities	875,037	804,935
Long-Term Liabilities
Senior convertible notes	128,893	125,666
Long-term debt, less current maturities	95,532	56,592
Deferred income taxes	47,329	47,411
Other long-term liabilities	6,515	9,551
Total long-term liabilities	278,269	239,220
Stockholders' Equity
Common stock, par value $.00001 per share; 45,000 shares authorized; 21,261 shares issued and outstanding at January 31, 2014 and 21,092 shares issued and outstanding at January 31, 2013	—	—
Additional paid-in-capital	238,857	236,521
Retained earnings	169,575	160,724
Accumulated other comprehensive income (loss)	339	(735)
Total Titan Machinery Inc. stockholders' equity	408,771	396,510
Noncontrolling interest	2,571	3,409
Total stockholders' equity	411,342	399,919
Total Liabilities and Stockholders' Equity	$1,564,648	$1,444,074

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2014	2013	2014	2013
Revenue
Equipment	$587,853	$679,011	$1,722,738	$1,763,877
Parts	61,377	53,528	275,750	242,368
Service	36,566	34,196	149,082	127,779
Rental and other	22,835	17,779	78,876	64,396
Total Revenue	708,631	784,514	2,226,446	2,198,420
Cost of Revenue
Equipment	536,473	614,836	1,576,246	1,600,233
Parts	44,047	38,888	192,199	169,164
Service	14,409	13,300	54,608	45,748
Rental and other	16,724	12,961	55,319	43,914
Total Cost of Revenue	611,653	679,985	1,878,372	1,859,059
Gross Profit	96,978	104,529	348,074	339,361
Operating Expenses	77,119	72,244	291,202	247,557
Impairment	9,997	—	9,997	—
Income from Operations	9,862	32,285	46,875	91,804
Other Income (Expense)
Interest and other income	1,435	789	2,109	1,654
Floorplan interest expense	(4,820)	(4,275)	(16,764)	(13,297)
Other interest expense	(3,676)	(3,012)	(13,791)	(9,465)
Income Before Income Taxes	2,801	25,787	18,429	70,696
Provision for Income Taxes	(3,819)	(10,351)	(10,325)	(28,137)
Net Income (Loss) Including Noncontrolling Interest	(1,018)	15,436	8,104	42,559
Less: Net Income (Loss) Attributable to Noncontrolling Interest	(625)	(170)	(747)	86
Net Income (Loss) Attributable to Titan Machinery Inc.	$(393)	$15,606	$8,851	$42,473

Net (Income) Loss Allocated to Participating Securities	6	(176)	(129)	(443)
Net Income (Loss) Attributable to Common Stockholders	$(387)	$15,430	$8,722	$42,030

Earnings (Loss) per Share - Diluted	$(0.02)	$0.73	$0.41	$2.00
Weighted Average Common Shares - Diluted	20,939	21,007	21,040	20,987

TITAN MACHINERY INC.
Fourth Quarter & Full Year Segment Results
(in thousands)
(Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2014	2013	% Change	2014	2013	% Change
Revenue
Agriculture	$578,928	$680,630	(14.9)%	$1,765,821	$1,827,023	(3.3)%
Construction	115,185	108,567	6.1%	405,822	380,295	6.7%
International	38,029	18,754	102.8%	145,884	72,510	101.2%
Segment revenue	732,142	807,951	(9.4)%	2,317,527	2,279,828	1.7%
Eliminations	(23,511)	(23,437)	(0.3)%	(91,081)	(81,408)	(11.9)%
Total	$708,631	$784,514	(9.7)%	$2,226,446	$2,198,420	1.3%

Income (Loss) Before Income Taxes
Agriculture	$25,123	$33,689	(25.4)%	$59,574	$83,256	(28.4)%
Construction	(16,441)	(5,476)	(200.2)%	(28,083)	(4,708)	(496.5)%
International	(4,103)	(862)	(376)%	(5,544)	541	(1,124.8)%
Segment income (loss) before income taxes	4,579	27,351	(83.3)%	25,947	79,089	(67.2)%
Shared Resources	(1,875)	(2,059)	8.9%	(6,650)	(6,902)	3.7%
Eliminations	97	495	(80.4)%	(868)	(1,491)	41.8%
Total	$2,801	$25,787	(89.1)%	$18,429	$70,696	(73.9)%

Note: The Company reports its revenues and income (loss) before income taxes at the segment level before inter-company eliminations.

TITAN MACHINERY INC.
Fourth Quarter & Full Year Non-GAAP Reconciliations
(in thousands)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2014	2013	2014	2013
Net Income (Loss) Attributable to Common Stockholders
Net Income (Loss) Attributable to Common Stockholders	$(387)	$15,430	$8,722	$42,030
Adjustments (1)	7,788	—	7,792	—
Adjusted Net Income (Loss) Attributable to Common Stockholders	$7,401	$15,430	$16,514	$42,030

Earnings per Share - Diluted
Earnings per Share - Diluted	$(0.02)	$0.73	$0.41	$2.00
Earnings per Share - Diluted Impact of Adjustments (1)	0.37	—	0.37	—
Adjusted Earnings per Share - Diluted	$0.35	$0.73	$0.78	$2.00

Net cash used for operating activities
Net cash provided by (used for) operating activities	$25,112	$57,348	$(82,243)	$(115,325)
Net change in non-manufacturer floorplan payable	(63,935)	(10,238)	31,395	108,417
Adjusted net cash provided by (used for) operating activities	$(38,823)	$47,110	$(50,848)	$(6,908)

(1) Adjustments include Impairment and Valuation Adjustments, and the related Noncontrolling Interest impact